EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock, $0.01 par value, of Braemar Hotels & Resorts Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

Dated: May 21, 2024

AL SHAMS INVESTMENTS LIMITED

By: /s/ Mark Crockwell
Name: Mark Crockwell
Title: Director

WAFIC RIDA SAID

By: /s/ Mark Crockwell
Name: Mark Crockwell
Title: Attorney-in-Fact